Exhibit 99.1
                              For Immediate Release
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Company Contacts:                                   ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer                        Phone: 303-421-4063
randall.marx@arcwireless.net                                 Fax:   303-424-5085
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Richard Anderson, Investor Relations
web page: www.arcwireless.net
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richard.anderson@arcwireless.net
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      ARC WIRELESS SOLUTIONS ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Wheat Ridge, Colorado May 15, 2007 - ARC Wireless Solutions, Inc. (NASDAQ:
ARCW), today announced its financial results for the first quarter ended March 31, 2007.

     Revenue for the quarter ended March 31, 2007 was $1,581,000 as compared to $1,549,000 for the same period last year. The increase in revenues is attributable to a $122,000 increase in revenues from the Wireless Communications Solutions Division offset by a decrease of $90,000 in revenues from our Starworks subsidiary.Comparisons with the first quarter of 2006 relate solely to continuing operations, as the Company sold its Winncom Technologies Corp. subsidiary in the fourth quarter of 2006.

     The net loss for the quarter ended March 31, 2007 was $298,000 ($.10 per diluted share) as compared to a net loss of $279,000 ($.09 per diluted share) for the same period last year. Gross profit margins were 26% and 27% for the three months ended March 31, 2007 and March 31, 2006, respectively. The decrease in gross margin is primarily due to lower margins at Starworks on cable sales. Starworks purchased cable from a supplier that did not meet our specifications, causing delays and costs with respect to cable shipments in the first quarter. In May of 2007, the cable supplier reimbursed Starworks for most of the losses, and some of the other damages, associated with the cable.

     At March 31, 2007, the Company had total assets of $17,827,000, which includes $15,229,000 in cash and cash equivalents, and $2,025,000 in liabilities. Inventory was $818,000 at the end of the quarter, representing annualized turns of approximately 3.5 times based on cost of sales for the current quarter. Accounts receivable outstanding at the end of the first quarter represents a 42 day average collection period.

     "Although our first quarter has historically been our slowest quarter, we have experienced a steady increase in revenue and related gross profit margin in both March and April of 2007," commented Randall P. Marx, the Company's CEO and President. "As discussed previously, our diversification within the wireless industry remains an asset to the Wireless Communications Solutions Division as sales of our Wi-Fi(R), Global Positioning Satellite (GPS) and mobile products are leading the way in 2007. Our Division has also introduced several new Wi-Fi(R) related products in the first quarter and is actively negotiating contracts for our new WiMAX(TM) product line, currently in final development. We have added additional staff to our sales, customer service and engineering

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departments along with increased investments in marketing, advertising and trade shows to accelerate sales and capture more market share in the wireless space. Furthermore, we are making investments in product development to introduce new products to our increasing sales channels. We believe the additional investment in all of the above will contribute to sales growth in 2007. Additionally, we continue to expand our Hong Kong subsidiary with the addition of Tony Deng, our new Process Control Manager. Mr. Deng, based in Guangzhou, China has over ten years experience in manufacturing and quality control procedures."

Mr. Marx concluded, "As the Company currently strives to increase its current wireless business, we continue the process to evaluate potential acquisitions that would be both strategically attractive and would provide a competitive return on investment for ARC's shareholders."


About ARC Wireless Solutions, Inc.

     ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi (R) and WiMAX(TM) panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Kowloon, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

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     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations.